Results of Special Meeting of Shareholders of Strong Foreign MajorMarketsSM Fund and Strong International Stock Fund

At a Special Meeting of Shareholders of the Fund held on February 28, 2003, shareholders approved the following proposal:

To approve the Plan of Reorganization of Strong International Equity Funds, Inc., on behalf of the Strong Foreign MajorMarketsSM Fund, including an amendment to the Articles of Incorporation, as described in the Proxy Statement/Prospectus, and the transactions it contemplates.

        For                  Against            Abstain
        ---                  -------            -------
      217,258                 2,747               855

To approve the Plan of Reorganization of Strong International Equity Funds, Inc., on behalf of the Strong International Stock Fund, including an amendment to the Articles of Incorporation, as described in the Proxy
Statement/Prospectus, and the transactions it contemplates.

        For                  Against            Abstain
        ---                  -------            -------
     3,078,007               148,990             70,655